NEWS RELEASE
                                                           For Immediate Release
CONTACT: Denise D. Resnik
                  (602) 956-8834


                PACIFIC PARTNERS FILES DEFINITIVE PROXY STATEMENT


         PHOENIX (October 19, 2000) - Pacific Partners, LLC, a private investment group, has filed a definitive proxy statement with the Securities and Exchange Commission to solicit proxies from stockholders of Del Webb Corp. (NYSE--WBB) for use at Del Webb's annual stockholders meeting scheduled for November 2, 2000.
         Pacific Partners urges Del Webb stockholders to vote the BLUE proxy card included with the proxy materials being mailed by Pacific Partners. The proxy statement also is posted at www.pacificpartners.bizland.com.
         Information regarding the identity of the persons who, under SEC rules, may be deemed to be participants in Pacific Partners' solicitation of Del Webb's stockholders, and their interests in the solicitation, are set forth in Pacific Partners' definitive proxy statement filed October 19, 2000 with the SEC. Copies of the definitive proxy statement are being mailed to Del Webb's stockholders. Stockholders are urged to read the Pacific Partners proxy statement and any other relevant documents that may be filed with the SEC because they contain important information. Stockholders can obtain these documents free of charge at the SEC's website (www.sec.gov) and at Pacific Partners' website (www.pacificpartners.bizland.com). Copies are also available free of charge from D.F. King & Co. Inc. at 1-800-207-2872 or jcornwell@dfking.com. Stockholders should read the Pacific Partners proxy statement carefully before making any voting decisions.
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